Exhibit 99.1

Media Inquiries:
Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES COMPLETION OF REDEMPTION OF LIQUID YIELD OPTION™ NOTES (LYONs) DUE 2021

For Immediate Release:  Monday, December 20, 2004

BASKING RIDGE, N.J.,  - Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services, today announced that at 5:00 p.m. on December 20, 2004, $61,000 principal amount at maturity of the company’s Liquid Yield Option™ Notes due 2021 (LYONs), which represented all outstanding LYONs, were redeemed for cash.  Holders will receive the redemption price of $545.67 per $1,000 principal amount at maturity of LYONs.  Since Avaya delivered to holders its notice of redemption on November 18, 2004, holders of $548.7 million principal amount at maturity of LYONs converted their outstanding LYONs into 20,546,199 shares of Avaya common stock pursuant to the terms of the indenture.  As provided in the indenture, each $1,000 principal amount at maturity of LYONs was exchangeable for 37.4437 shares of Avaya common stock.

Prior to the conversions and the redemption of the LYONs, Avaya’s diluted share count included 20,548,503 shares related to the LYONs as required pursuant to SFAS 128.  Of these shares, 20,546,199 shares were issued in connection with the conversions of the LYONs described above and will continue to be included in Avaya’s diluted share count in future periods and 2,284 shares were related to LYONs redeemed for cash and accordingly, will be excluded from Avaya’s diluted share count in future periods.  An aggregate of 20 fractional shares was cashed out in connection with the conversion transactions.  Because the shares issued in connection with the conversions of the LYONs were already included in Avaya’s diluted share count, the conversions of the LYONs will not result in an increase in Avaya’s diluted share count.

“The LYONs redemption and recent senior secured notes tender are the latest steps in Avaya’s longstanding financial strategy to de-lever our balance sheet and strengthen our capital structure,” said Garry K. McGuire, chief financial officer and senior vice president, corporate development, Avaya.

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Avaya said its total debt has been reduced to approximately $370 million, substantially all of which it assumed in connection with the company’s recent acquisition of Tenovis GmbH & Co. KG.  The assumed Tenovis debt includes $279 million related to an accounts receivable securitization and $68 million of real estate financing obligations.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

Liquid Yield Option™ Notes is a trademark of Merrill, Lynch & Co., Inc.